Exhibit 10.53

Tammy Moss Finley
Executive Vice President,
Human Resources, General Counsel
and Corporate Secretary
Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, VA 24012

t: 540-561-1173
f: 540-561-1124
e: tfinley@advance-auto.com

November 11, 2015

John C. Brouillard

Dear Jack:

On behalf of the Board of Directors (“Board”) of Advance Auto Parts, Inc. (“Company”), and subject to their final approval, I am pleased to offer you a position as the Company’s Executive Chairman. This letter outlines the proposed responsibilities and compensation for you in this role:

1. Role and Responsibilities. As Executive Chairman, you will be an executive employee of the Company, reporting directly and exclusively to the Company’s Board and will perform such business and professional services in the performance of your duties, consistent with the Executive Chairman position as will reasonably be assigned to you by the Board. In this capacity you will advise on the strategic direction of the Company, including the following: performing the customary duties of the Chair of the Board, serving as Chair of the Board and stockholder meetings and assisting with Board recruiting and composition. You will also be responsible for ensuring a successful Chief Executive Officer (“CEO”) transition, including working in an advisory capacity with the Interim CEO with regard to implementation of the Company’s strategic objectives and overseeing the selection of a permanent CEO in conjunction with the Board’s Nominating and Corporate Governance Committee. You agree to devote such time as is reasonably and customarily necessary to perform your duties to the Company.

2. Compensation and Benefits.

(a) Base Salary. You will be paid a base salary of Five Hundred Thousand Dollars ($500,000.00), paid on a bi-weekly basis in accordance with the Company’s standard payroll schedule. This salary may be adjusted from time to time as the Board may deem appropriate.

(b) Long-Term Incentive (LTI) Compensation. Subject to the approval of the Board, you will be granted an LTI award as follows:

Brouillard
November 11, 2015

•Restricted Stock Units (RSUs) with a value of Five Hundred Thousand Dollars ($500,000.00) as of December 1, 2015, the date of grant, and vesting on December 1, 2016. Vesting will continue if you cease to be an employee but continue to serve on the Board. If you cease to be an employee and your service on the Board is terminated by or at the request of the Company prior to December 1, 2016, your RSUs will vest on December 1, 2016 in a pro rata amount based on the portion of time that you served as an employee and/or director as a percentage of the full one-year vesting period. If you voluntarily resign your employment and service on the Board prior to the one-year anniversary of the date of grant, the RSUs will be forfeited.

You will receive grant documents defining your LTI grant in detail upon acceptance of this offer and approval by the Board.

(c) Employee Benefits. As an employee of the Company, you will be eligible to receive Company-sponsored benefits in accordance with the terms of the applicable benefit plans.

(d) Expenses. In addition to the compensation provided here, the Company will reimburse you for reasonable business-related expenses incurred in good faith in the performance of your duties as Executive Chairman. Such payments shall be made by the Company in accordance with, and subject to, its normal policies for senior executives of the Company.

(e) Waiver of Board Compensation. During the term of this Agreement, you hereby waive and relinquish your right to receive any compensation for serving as a non-employee member of the Board, including all annual retainer payments and long-term equity incentive compensation granted to members of the Board and retainers payable for Board or Board committee chairmanship.

3. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will.” Nothing contained herein or omitted from this Agreement shall prevent the Board or stockholders of the Company from removing you as the Executive Chairman as permitted under the Company’s certificate of incorporation, bylaws and its corporate governance, each as amended or modified from time to time, and by applicable law, rule or regulation, including, without limitation, the Delaware General Corporation Law.

4. Termination of Employment. Either party may terminate this Agreement at any time by providing written notice to the other party. Upon such termination, your employment with the Company shall terminate without any liability (other than the payment of accrued compensation and benefits) and you will be deemed to have resigned from the Board effective upon such termination. Any outstanding LTI grant may vest in accordance with the terms of the applicable grant document(s).

Brouillard
November 11, 2015

5. Taxes. All forms of compensation that are subject to income or payroll taxes will be reduced to reflect applicable income tax withholding and payroll taxes. Any form of compensation that is subject to income or payroll taxes and that is not paid in cash will result in a reduction in cash compensation to reflect applicable income tax withholding and payroll taxes.

6. Confidentiality. You agree at all times during the term of the your employment and thereafter, to hold any Confidential Information of the Company or its subsidiaries or related entities in strictest confidence, and not to use (except for the benefit of the Company to fulfill your employment obligations) or to disclose to any person, firm or corporation other than the Company or those designated by it said Confidential Information without the prior authorization of the Company, except as may otherwise be required by law or legal process. You agree that “Confidential Information” means any proprietary information prepared or maintained in any format, including technical data, trade secrets or know-how in which the Company or its subsidiaries or related entities have an interest, including, but not limited to, business records, contracts, research, product or service plans, products, services, customer lists and customers (including, but not limited to, vendors to the Company or its subsidiaries or related entities on whom you called, with whom you dealt or with whom you became acquainted during the term of the your employment), pricing data, costs, markets, expansion plans, summaries, marketing and other business strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration or marketing, financial or other business information obtained by you or disclosed to you by the Company or its subsidiaries or related entities or any other person or entity during the term of your employment with the Company either directly or indirectly, electronically, in writing, orally, by drawings, by observation of services, systems or other aspects of the business of the Company or its subsidiaries or related entities or otherwise. Confidential Information does not include information that: (A) was available to the public prior to the time of disclosure, whether through press releases, SEC filings or otherwise; or (B) otherwise becomes available to the public through no act or omission by you.

7. Miscellaneous. This Agreement, along with the documents governing the equity award(s) described in Section 2(b) of this Agreement, constitutes the complete and exclusive Agreement between you and the Company relating to the subject matters addressed in this Agreement. This Agreement may not be amended or modified, except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will be interpreted in accordance with the laws of the Commonwealth of Virginia, without reference to that state’s conflicts of laws principles, and may be signed in counterparts and the counterparts taken together shall constitute one agreement.

Brouillard
November 11, 2015

Please indicate your acceptance of this Agreement and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom porting of this Agreement and returning a copy to me.

Sincerely,

Advance Auto Parts, Inc.

By: ______________________________
Tammy Moss Finley
Executive Vice President,
Human Resources, General Counsel
and Corporate Secretary

I have read, understand, and accept all the provisions of this Agreement:

__________________________________________
John C. Brouillard

___________________________
Date